Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Group Executive Appointment

Sarasota, Florida, February 1, 2019 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, announced that Satish Maripuri has been named Group Vice President responsible for providing corporate leadership for several of its software businesses.

Mr. Maripuri brings 30 years of experience with enterprise, SaaS, and cloud software businesses. Prior to joining Roper, he served as Executive Vice President and General Manager of Nuance Healthcare, a $1 billion division of publicly traded Nuance Communications. Before joining Nuance in 2012, Mr. Maripuri held several executive leadership positions at global technology companies, including Solera Holdings, Lionbridge Technologies, Imprivata, and Object Design. Mr. Maripuri received an MS in Computer Engineering from Northeastern University (Boston) and a BS in Mechanical Engineering from Andhra University (India).

“We are excited to welcome Satish to the Roper team,” said Neil Hunn, Roper’s President and CEO. “Satish’s experience leading and growing innovative technology businesses combined with deep software expertise make him a natural fit for the Roper culture and this role. I look forward to working with Satish and seeing the impact of his leadership across many of our software businesses.”

Separately, Roper announced that Paul Soni, Executive Vice President, has elected to retire.

“Paul joined Roper in 2002 and served as our Controller for 15 years before assuming his current role,” said Mr. Hunn. “On behalf of the entire Roper family, we would like to thank Paul for his many years of service and dedication, and we wish him and his family all the best in the future.”

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

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